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                                                                    Exhibit 10.6

                    [LETTERHEAD OF TRENCH, ROSSIE WATANABE]

                   Av. Rio Branco, 1 - 19th floor - Sector B
                   20090-003 - Rio de Janeiro - RJ - Brazil
                          Telephone: (55-21) 516-4944
                           Telefax: (55-21) 516-6422


                            FACSIMILE TRANSMISSION

DATE:          September 15, 1997

TO:            Ricardo S. Santana
               (Cumberland do Brasil Ltda.)

FAX No.:       (019) 254-4334

cc:            Chris van Rossem           (The GSI Group, Inc.
                                          facsimile# (1-217) 226-4420
               John Funk                  (please copy locally)

FROM:          Luis F. Pacheco

RE:            Settlement Agreement for former premises and new Lease Agreement

TOTAL No. OF PAGES (INCLUDING THIS ONE): 02 (Two)

IF YOU DO NOT RECEIVE ALL THE PAGES, PLEASE TELEPHONE OR TELEFAX IMMEDIATELY.
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The information contained in this facsimile message is CONFIDENTIAL. If you have received this communication in error, please immediately notify us by telephone and return the original message to us at the above address via postal service.
In this case, any dissemination, distribution or copy of this communication is strictly prohibited.
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Dear Ricardo:

     Further to our telephone conversation today, this is to confirm that Unico Participacoes Ltda. ("Unico"), Cumberland do Brasil Ltda.'s current landlord, accepted a settlement proposal of R$ 30,000 instead of the original claimed amount, i.e. R$ 57,332.24. After reviewing the original figures,' we conclude that, from the total of R$ 57,332.24, Unico would have strong legal arguments to recover at least R$ 49,200, since the lease agreement was already signed a month ago. Cumberland do Brasil Ltda. would have a legal basis to challenge the R$ 3,212.24 (insurance, security, cleaning services, etc.) and the R$ 4,920.00 (attorney fees). Today, we reviewed under Brazilian law and approved, with some minor changes, the settlement proposal sent to us by Unico's attorney (a copy of our facsimile commenting on the settlement proposal

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was sent to you early today). Therefore, please advise how we should handle payment terms and date of execution of the settlement agreement.

     Regarding the new lease agreement between Cumberland do Brasil and Cruzeiro do Sul, we will be forwarding our comments to you in a separate facsimile. In any event, below please find a summary of the general lease conditions:

a) Lease Term - 02 (two) years, beginning on September 1, 1997 and ending on August 30, 1999.

b) Rental - R$ 4,444.44 (Four Thousand, Four Hundred and Forty Four Reais and Forty Four cents). Cumberland do Brasil will be entitled to a 10% discount if rental is paid by the first business day of the following month. Cumberland do Brasil will be responsible for taxes and utilities payments.

c) Guarantee - Deposit with landlord to the amount of 6 (six) monthly rental payments.

d) Penalty for default, including early termination - 3 (three) monthly rental payments.

e) Purchase option - At any time, up to 30 (Thirty) days before the end of the contract, an amount equivalent to US$ 1,400,000.00 (One Million and Four Hundred Thousand Dollars) in Brazilian currency.

f) Minimum investment - Cumberland do Brasil will be obliged to spend at least US$ 90,000.00 (Ninety Thousand Dollars) in refurbishing the real estate during the term of the lease agreement. Cumberland will not be entitled to recover the investment made from the landlord.

                                 *     *     *

     Please feel free to call us if you need any further clarification on the foregoing.

                              With best regards,


                              /s/ Luis F. Pacheco